Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 Nos. 333-180360) of W&T Offshore, Inc. and in the related Prospectus, and
(2)	Registration Statement (Form S-8 Nos. 333-188584) pertaining to the W&T Offshore, Inc. Amended and Restated Incentive Compensation Plan, and
(3)	Registration Statement (Form S-8 No. 333-126252) pertaining to the W&T Offshore, Inc. 2004 Directors Compensation plan;

of our reports dated March 7, 2014, with respect to the consolidated financial statements of W&T Offshore, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of W&T Offshore, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2013.

/s/ ERNST & YOUNG LLP

Houston, Texas

March 7, 2014